UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C

SCHEDULE 14C INFORMATION

Proxy Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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Asterias Biotherapeutics, Inc.
(Name of Registrant as Specified in Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held July 18, 2014

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Asterias Biotherapeutics, Inc. will be held at the offices of the company located at 230 Constitution Drive, Menlo Park, California 94025 on Friday, July 18, 2014 at 2:00 p.m. for the following purposes:

1.    To elect six (6) directors to hold office until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. The nominees of the Board of Directors are:  Alfred D. Kingsley, Richard T. LeBuhn, Pedro Lichtinger, Robert W. Peabody, Judith Segall, and Michael D. West;

2.    To ratify the appointment of Rothstein Kass as Asterias’ independent registered public accountants for the fiscal year ending December 31, 2014;

3.    To hold an advisory vote on executive compensation;

4.    To hold an advisory vote on the frequency of the advisory vote on executive compensation; and

5.    To transact such other business as may properly come before the meeting or any adjournments of the meeting.

The Board of Directors has fixed the close of business on May 22, 2014 as the record date for determining stockholders entitled to receive notice of and to vote at the meeting or any postponement or adjournment of the meeting.

By Order of the Board of Directors,
Judith Segall
Vice President and Secretary

Menlo Park, California
June 24, 2014

INFORMATION STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on July 18, 2014

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

QUESTIONS AND ANSWERS ABOUT THIS INFORMATION STATEMENT
AND THE ANNUAL MEETING

Q: Why have I received this information statement?

We are holding our Annual Meeting of Stockholders (the “Meeting”) for the purposes stated in the accompanying Notice of Annual Meeting, which include (1) electing directors, (2) ratifying the appointment of our independent registered public accountants, (3) holding an advisory vote on the compensation paid to our named executive officers, and (4) holding an advisory vote on the frequency of the advisory vote on executive compensation. At the Meeting, our management will also report on current operations, and there will be an opportunity for discussion concerning Asterias and its activities. This information statement contains information about those matters, relevant information about the Meeting, and other information that we are required to include in an information statement under the Securities and Exchange Commission’s (“SEC”) regulations.

Q: Who is providing this information statement?

This information statement is being provided to you by the Board of Directors of Asterias Biotherapeutics, Inc., a Delaware corporation having its principal offices at 230 Constitution Drive, Menlo Park, California 94025 in connection with the Annual Meeting of Stockholders to be held at 2:00 p.m. on Friday, July 18, 2014 at that address.  This information statement is being furnished to you for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

Q: Is the Board of Directors of Asterias soliciting my proxy?

No.  Asterias’ Board of Directors is not asking you for a proxy or consent in connection with the matters to be presented to the stockholders for a vote at the Meeting and you are requested not to send us a proxy.  Stockholders who wish to vote on the proposals must attend the Meeting and vote in person at the Meeting or otherwise designate a proxy to attend the Meeting and vote on their behalf.

Q: Who is entitled to vote at the Meeting?

Only stockholders of record at the close of business on May 22, 2014 are entitled to notice of and to vote at the Meeting.  On that date, there were 6,537,779 shares of Asterias Series A common stock, par value $0.0001 per share (“Series A Shares”) and 23,961,040 shares of Asterias Series B common stock, par value $0.0001 per share (“Series B Shares”) issued and outstanding and entitled to vote, which constitutes the only class and series of Asterias voting securities outstanding.  The Series A Shares and Series B Shares will vote together as a single class, without distinction as to series, and are collectively referred to in this Information Statement as the “common stock.”

Q: What percentage of the vote is required to elect directors or to approve the other matters that are being presented for a vote by stockholders?

Directors will be elected by a plurality of the votes cast at the Meeting. The other matters to be presented for a vote at the Meeting will require the affirmative vote of a majority of the shares present and voting on the matter, provided that the affirmative vote cast constitutes a majority of a quorum. A quorum consists of a majority of the outstanding shares of common stock entitled to vote.

Q: How does the majority stockholder of Asterias intend to vote?

Our largest stockholder, BioTime, Inc., owns 21,823,340 Series B Shares, which constitute approximately 71.6% of the shares of Common Stock outstanding and entitled to vote at the Meeting.  BioTime has informed us that it intends to vote FOR the election of each of the Board of Director’s nominees to the Board of Directors, and FOR proposals 2 and 3, and to recommend that Asterias hold an advisory vote on management compensation every other year.

Q: How many votes do my shares represent?

Each share of Asterias Common Stock is entitled to one vote in all matters that may be acted upon at the Meeting, except that stockholders may elect to cumulate votes in the election of directors. Under cumulative voting, each stockholder may give one candidate, or may distribute among two or more candidates, a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock owned. Stockholders may not cumulate votes unless at least one stockholder gives notice of his or her intention to cumulate votes at the Meeting.

Q: What are my choices when voting?

In the election of directors, you may vote for all nominees, or you may withhold your vote from one or more nominees. For each of the other proposals described in this Information Statement, you may vote for the proposal, vote against the proposal, or abstain from voting on the proposal.

Q: What if I abstain from voting on a matter?

If you attend the Meeting and you abstain from voting on a matter your shares will be deemed to have not voted on that matter in determining whether the matter has received an affirmative vote sufficient for approval.

Q: How can I attend and vote at the Meeting?

If you plan on attending the Meeting in person, please read the “How to Attend the Annual Meeting” section of this information statement for information about the documents you will need to bring with you to gain admission to the Meeting and to vote your shares of Common Stock in person.

This information statement is first being sent or given to our stockholders on or about June 24, 2014.

ELECTION OF DIRECTORS

At the Meeting, six directors will be elected to hold office until the next Annual Meeting of Stockholders, and until their successors have been duly elected and qualified.  All of the nominees named below, other than Pedro Lichtinger, are incumbent directors.

Our majority stockholder, BioTime, Inc. (“BioTime”) intends to vote its Series B Shares FOR the election of the nominees listed below. In the unlikely event that any nominee should be unable to serve as a director, BioTime’s Series B Shares may be voted in favor of a substitute nominee designated by the Board of Directors.

Directors and Nominees

Alfred D. Kingsley, 71, joined our Board of Directors and became Chairman of the Board during September 2012 and Executive Chairman during March 2014. Mr. Kingsley is Chairman of the Board of BioTime. Mr. Kingsley has been general partner of Greenway Partners, L.P., a private investment firm, and President of Greenbelt Corp., a business consulting firm, since 1993. Greenbelt Corp. served as BioTime’s financial advisor from 1998 until June 30, 2009. Mr. Kingsley was Senior Vice-President of Icahn and Company and its affiliated entities for more than 25 years. Mr. Kingsley holds a BS degree in economics from the Wharton School of the University of Pennsylvania, and a J.D. degree and LLM in taxation from New York University Law School.

Mr. Kingsley’s long career in corporate finance and mergers and acquisitions includes substantial experience in helping companies to improve their management and corporate governance, and to restructure their operations in order to add value for shareholders. Mr. Kingsley has been instrumental in structuring our initial equity financings, and in negotiating the Asset Contribution Agreement with Geron Corporation through which we acquired most of our stem cell assets.  Mr. Kingsley, along with entities that he controls, is currently BioTime’s largest shareholder.

Richard T. LeBuhn, 49, has served since June 2006 as Senior Vice President of Broadwood Capital, Inc., the investment manager of Broadwood Partners, L.P.  Previously, Mr. LeBuhn was Principal of Broadfield Capital Management, LLC, a private investment firm, from 2005 to 2006, and Vice President of Derchin Management, a private investment firm, from July 2002 to May 2005.  Earlier in his career, Mr. LeBuhn founded and was Managing Member of Triple Eight Capital, LLC, an investment analysis and financial advisory firm, was Managing Director of Craig Drill Capital, Inc., a private investment firm, and served as an operating business manager for Chubb and Son, Inc., the property and casualty insurance division of The Chubb Corporation.  Mr. LeBuhn received a MBA in Finance with Distinction from Columbia University Graduate School of Business in 1996.  He received a BA in Economics from St. Lawrence University in 1988.  Mr. LeBuhn currently serves as a director of Comarco, Inc.

Mr. LeBuhn’s qualifications to serve on our Board include, amongst others, his extensive experience as an investor in public companies, his extensive financial analyst background, his financial and management expertise, and his ability to provide advice on various matters, including matters pertaining to corporate governance.

Pedro Lichtinger, 59, became our President and Chief Executive Officer on June 9, 2014.  Our Board of Directors has nominated Mr. Lichtinger to serve on our Board of Directors commencing with our annual meeting of stockholders to be held in July 2014.  Mr. Lichtinger served as President, Chief Executive Officer, and a director of Optimer Pharmaceuticals, Inc., from May 2010 to February 2013.  Mr. Lichtinger previously served as an executive of Pfizer, Inc. from 1995 to 2009, including as President of Pfizer's Global Primary Care Unit from 2008 to 2009, Area President, Europe from 2006 to 2008, President, Global Animal Health from 1999 to 2006, and Regional President Europe Animal Health from 1995 to 1999.  Before joining Pfizer, Mr. Lichtinger was an executive of Smith Kline Beecham, last serving as Senior Vice-President Europe Animal Health from 1987 to 1995.  Mr. Lichtinger serves as a director of BioTime, Inc. and previously served as a director of Optimer Pharmaceuticals, Inc. Mr. Lichtinger holds an MBA degree from the Wharton School of Business and an Engineering degree from the National University of Mexico.

Mr. Lichtinger brings to our Board more than 20 years of experience in the pharmaceutical industry, where he played a key role in the development of international business for two leading pharmaceutical companies, Pfizer and Smith Kline Beecham.  We believe that Mr. Lichtinger’s experience in the international pharmaceutical industry will be of great value in our efforts to find and capitalize on opportunities in overseas markets.  Mr. Lichtinger was responsible for more than $23 billion of revenues by Pfizer in 2008.

Robert W. Peabody, 59, has been our Chief Financial Officer since June 2013 and is Senior Vice-President, Chief Operating Officer, and Chief Financial Officer of BioTime.  Mr. Peabody joined BioTime in October 2007 as its Senior Vice-President and Chief Operating Officer also served on an interim basis as Chief Financial Officer from September 2010 until October 2011.  Mr. Peabody reassumed the role as Chief Financial Officer in May 2013.  Prior to joining BioTime, Mr. Peabody served as a Vice-President of Advanced Cell Technology, Inc., and also served on their board of directors from 1998 to 2006.  Prior to joining ACT, Mr. Peabody spent 14 years as a Regional Controller for Ecolab, Inc., a Fortune 500 specialty chemical manufacturer and service company.  He has also been an audit manager for Ernst and Young where he was a Certified Public Accountant on the audit staff serving the firm's clients whose shares are publicly traded.  Mr. Peabody received a Bachelor Degree in Business Administration from the University of Michigan.

Mr. Peabody brings to our Board many years of experience as a senior executive and in accounting and financial reporting, including in the stem cell and biotechnology industry as Chief Financial Officer of our parent company BioTime and as Vice President and director of Advance Cell Technology.

Judith Segall, 60, has been our Corporate Secretary since September 2012 and has served as a Vice President and as Secretary of BioTime since 1990.  Ms. Segall also serves on the Board of Directors of BioTime.  Ms. Segall received a B.S. in Nutrition and Clinical Dietetics from the University of California at Berkeley in 1989.

Ms. Segall brings to our Board more than 20 years of experience as an executive and director of BioTime.  During that time, she has developed a wealth of knowledge of business operations and management.

Michael D. West, Ph.D., 61, has served as our Vice President of Technology Integration since March 2013 and as a Vice President since September 2012, except for an interim period from April 10 to June 9, 2014 when he served as our President and Chief Executive Officer.  Dr. West has been a director of Asterias since 2012.   Dr. West has been Chief Executive Officer of BioTime since October 2007, and has served on BioTime’s Board of Directors since 2002. Prior to becoming BioTime’s Chief Executive Officer, Dr. West served as Chief Executive Officer, President, and Chief Scientific Officer of Advanced Cell Technology, Inc., a company engaged in developing human stem cell technology for use in regenerative medicine. Dr. West also founded Geron Corporation, and from 1990 to 1998 he was a director and Vice-President of Geron, where he initiated and managed programs in telomerase diagnostics, oligonucleotide-based telomerase inhibition as anti-tumor therapy, and the cloning and use of telomerase in telomerase-mediated therapy wherein telomerase is utilized to immortalize human cells. From 1995 to 1998 he organized and managed the research between Geron and its academic collaborators, James Thomson and John Gearhart, that led to the first isolation of human embryonic stem and human embryonic germ cells. Dr. West received a B.S. Degree from Rensselaer Polytechnic Institute in 1976, an M.S. Degree in Biology from Andrews University in 1982, and a Ph.D. from Baylor College of Medicine in 1989 concentrating on the biology of cellular aging.

Dr. West is an internationally renowned pioneer and expert in stem cell research, and has extensive academic and business experience in age-related degenerative diseases, telomerase molecular biology, and human embryonic stem cell research and development. Dr. West brings to our Board the proven ability to conceive of and manage innovative research and development programs that have made scientifically significant discoveries in the field of human embryonic stem cells, and the ability to build companies focused on the great potential of regenerative medicine.

Director Independence

We have elected to apply the standards of the NYSE MKT for determining the “independence” of our directors and nominees for election as directors.  Our Board of Directors has determined that Richard T. LeBuhn qualifies as “independent” in accordance with Section 803(A) of the NYSE MKT Company Guide.  During the review, our Board of Directors considered relationships and transactions during 2013 and during the past three fiscal years between each director or nominee and any member of his immediate family, on the one hand, and our company and our affiliates, on the other hand.  The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director or nominee is independent.  The only compensation or remuneration that we will provide to our independent directors during their tenure as directors is compensation as non-employee directors.  Neither Mr. LeBuhn nor any members of his family have participated in any transaction with us that would disqualify him as an “independent” director under the standard described above.

Michael D. West and Robert W. Peabody do not qualify, and Pedro Lichtinger will not qualify, as “independent” because they are our executive officers or employees and are executive officers and employees of our parent company, BioTime. Alfred D. Kingsley does not qualify as “independent” because he is an executive officer of certain BioTime subsidiaries and Judith Segall does not qualify as “independent” because she is an officer and employee of BioTime.

CORPORATE GOVERNANCE

Directors’ Meetings

During the fiscal year ended December 31, 2013, our Board of Directors met six times. None of our current directors attended fewer than 75% of the meetings of the Board.

Directors are also encouraged to attend our annual meetings of stockholders, although they are not formally required to do so.  We did not hold an annual meeting last year.

Stockholder Communications with Directors

If you wish to communicate with the Board of Directors or with individual directors, you may do so by following the procedure described on our website www.asteriasbiotherapeutics.com.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to our principal executive officers, our principal financial officer and accounting officer, our other executive officers, and our directors. The purpose of the Code of Ethics is to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with or submit to the SEC and in our other public communications; (iii) compliance with applicable governmental rules and regulations; (iv) prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons identified in the Code of Ethics; and (v) accountability for adherence to the Code of Ethics. A copy of our Code of Ethics has been posted on our internet website and can be found at www.asteriasbiotherapeutics.com. We intend to disclose any future amendments to certain provisions of our Code of Ethics, and any waivers of those provisions granted to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, by posting the information on our website within four business days following the date of the amendment or waiver.

Board Leadership Structure

Our leadership structure bifurcates the roles of Chief Executive Officer and Chairman of the Board. In other words, although Pedro Lichtinger is our Chief Executive Officer and is a member of our Board, and Alfred D. Kingsley currently serves as Chairman of the Board.  Although Mr. Kingsley is not an executive officer of Asterias in his capacity as Chairman of the Board, he is the executive chairman, and he plays an active role in the structuring and oversight of Asterias financings and the operation of our business. This structure allows our Chief Executive Officer to focus on innovation in our stem cell research programs, building our intellectual property portfolio, and fostering relationships within the bioscience industry. The Chairman of the Board serves as an active liaison between the Board and our Chief Executive Officer and Asterias’ other senior management. The Chairman of the Board also interfaces with our other non-management directors with respect to corporate governance matters, financing, and strategic planning.

The Board’s Role in Risk Management

The Board has an active role, as a whole, in overseeing management of the risks of our business. The Board regularly reviews information regarding our credit, liquidity, and operations, as well as the risks associated with our research and development activities and our plans to expand our business. In addition, the “Disinterested Directors” on our Board of Directors must approve certain business transactions between Asterias and its executive officers, directors, and stockholders who beneficially own 5% or more of our Common Stock under the terms of our Interested Person Transaction Policy explained in this information statement in the section “Security Ownership Of Certain Beneficial Owners And Management—Certain Relationships and Related Transactions”.

Committees of the Board

Audit Committee

From August, 2013 until March 2014 we had an Audit Committee, the members of which were Franklin Berger and Henry L. Nordhoff.  However Mr. Berger and Mr. Nordhoff have resigned from the Board of Directors and as a result we presently do not have an Audit Committee.  Although we may form an Audit Committee in the future, there is no assurance as to when or whether we will be able to do so.  During the time that we do not have an Audit Committee, the Board of Directors as a whole will perform the tasks that an Audit Committee would otherwise perform, including engaging our independent registered public accountants and reviewing their performance and approving their fees, planning the scope and reviewing the results of the audit of our financial statements, and reviewing our accounting and financial reporting procedures and controls.  The “Disinterested Directors” as defined in our Related Person Transaction Policy will approve transactions that otherwise would require approval by the Audit Committee under that policy.  See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT—Certain Relationships and Related Transactions.”

Report of the Audit Committee on the Audit of Our Financial Statements

The following is the report of the Audit Committee with respect to Asterias’ audited financial statements for the year ended December 31, 2013.  This report was prepared during March 2014 while Franklin Berger and Henry L. Nordhoff were members of the Audit Committee.  The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that Asterias specifically incorporates such information by reference in such filing.

The members of the Audit Committee held discussions with our management and representatives of Rothstein Kass, our independent registered public accountants, concerning the audit of our financial statements for the year ended December 31, 2013.  The independent public accountants are responsible for performing an independent audit of our consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.  Our auditors also audit our internal control over financial reporting.  The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Asterias’ financial statements.

The Audit Committee members reviewed and discussed with management and representatives of the auditors the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013.  Our auditors also discussed with the Audit Committee the adequacy of Asterias’ internal control over financial reporting.

The Audit Committee members discussed with the auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).  Our auditors submitted to the Audit Committee the written disclosures and the letter mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.  Based on the reviews and discussions referred to above, the Audit Committee unanimously approved the inclusion of the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission, and in our proxy statement for our 2014 annual meeting of shareholders.

The Audit Committee also met with the auditors to review and discuss our financial statements for the quarters ended June 30 and September 30, 2013, and the adequacy of internal control over financial reporting.

The Audit Committee:  Henry L. Nordhoff (Chairman) and Franklin Berger,

Compensation Committee

We presently do not have a Compensation Committee and the Board of Directors as a whole will approve the compensation of our executive officers.  Executive officers who also serve on the Board of Directors do not vote on matters pertaining to their own personal compensation.  Although we may form a Compensation Committee in the future, there is no assurance as to when or whether we will be able to do so.

Nomination of Directors

We presently do not have a nominating committee and instead the Board of Directors will nominate candidates to stand for election of directors.  The Board of Directors has not set any specific minimum qualifications that a prospective nominee would need in order to be nominated to serve on the Board or Directors.  Rather, in evaluating any new nominee or incumbent director, the Board will consider whether the particular person has the management, financial, scientific, medical, legal, and industry knowledge, skills, experience, and expertise needed to manage our affairs in light of the skills, experience, and expertise of the other members of the Board as a whole. The Board will also consider whether a nominee or incumbent director has any conflicts of interest with Asterias that might conflict with our Code of Ethics or that might otherwise interfere with their ability to perform their duties in a manner that is in the best interest of Asterias and its stockholders.  The Board will also consider whether including a prospective director on the Board will result in a Board composition that complies with (a) applicable state corporate laws, (b) applicable federal and state securities laws, and (c) the rules of the SEC and any stock exchange on which our shares may be listed in the future.

The Board of Directors has not adopted specific policies with respect to a particular mix or diversity of skills, experience, expertise, perspectives, and background that nominees should have.  The Board believes that an interdisciplinary approach that includes people with substantial experience in bioscience, management, and finance will best suit our needs.

Some of the factors considered by the Board in selecting the Board’s nominees for election at the Meeting are discussed in this information statement under “ELECTION OF DIRECTORS—Directors and Nominees.”

Compensation of Directors

Directors and members of committees of the Board of Directors who are our salaried employees or officers are entitled to receive compensation as employees or officers but are not compensated for serving as directors or attending meetings of the Board or committees of the Board. All directors are entitled to reimbursements for their out-of-pocket expenses incurred in attending meetings of the Board or committees of the Board.

For 2013, each director who is not an Asterias officer or employee, other than the Chairman of the Board of Directors, received an annual fee of $15,000 in cash, plus $1,000 for each regular or special meeting of the Board attended, and options to purchase 20,000 Series B Shares under our 2013 Equity Incentive Plan. For 2013, the Chairman of the Board of Directors received an annual fee of $50,000 in cash, plus $1,000 for each regular or special meeting of the Board attended, and options to purchase 75,000 Series B Shares under our 2013 Equity Incentive Plan.

The annual fee of cash will be paid, and the stock options granted will vest and become exercisable, in four equal quarterly installments, provided that the director remains a director on the last day of the applicable quarter. The options will expire if not exercised five years from the date of grant.

Because we are a subsidiary of BioTime, directors are also eligible to receive stock options or to purchase restricted stock under the BioTime’s 2012 Equity Incentive Plan. An award to any of our directors under BioTime’s 2012 Equity Incentive Plan may be made only if approved by the BioTime Board of Directors or by its compensation committee.

We did not pay any compensation during the fiscal year ended December 31, 2012 to any of our directors for serving on our Board of Directors.

The following table summarizes certain information concerning the compensation paid during the past fiscal year to each of the members of the Board during the year ended December 31, 2013 who were not our employees on the date the compensation was earned.

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
Alfred D. Kingsley	$42,500	$83,624	$126,124
Andrew C. von Eschenbach (2)	$24,000	$22,300	$46,300
Franklin M. Berger (2)	$24,750	$21,693	$46,443
Henry L. Nordhoff (2)	$8,250	$22,058	$30,308

(1)  During 2013, our directors who are not salaried employees of Asterias each received an award of stock options entitling them to purchase 20,000 Series B Shares as partial compensation for serving on the Board of Directors for a period of one year, except that Mr. Kingsley received 75,000 stock options as partial compensation for serving in his capacity as Chairman of the Board.  The options will vest and become exercisable in equal quarterly installments over a one-year period, but must be reported here at the aggregate grant date fair value, as if all options were fully vested and exercisable at the date of grant.  Values are computed in accordance with FASB Accounting Standards Codification (ASC) Topic 718. We used the Black-Sholes-Merton Pricing Model to compute option fair values based on applicable exercise and stock prices, an expected option term of seven years, volatility ranging from 69.99% to 72.15%, and bond equivalent yield discount rates ranging from 0.42% to 0.73% depending on the date of grant.

(2)  Mr. Berger resigned from our Board of Directors in March 2014. Dr. von Eschenbach and Mr. Nordhoff resigned from our Board of Directors during April 2014.

Executive Officers

Our executive officers are Pedro Lichtinger, President and Chief Executive Officer, Jane S. Lebkowski, Ph.D., President of Research and Development, Katharine Spink, Ph.D., Vice President and Chief Operating Officer, Michael D. West, Vice President of Technology Integration, and Robert W. Peabody Chief Financial Officer.  The biographies of Mr. Lichtinger, Dr. West and Mr. Peabody are included above under  “Directors and Nominees.”

Jane S. Lebkowski, Ph.D., 58, became our President of Research and Development during March 2013 after a thirteen year career at Geron Corporation where she served as Senior Vice President, Cell Therapies from 2004 to 2011, and also as Chief Scientific Officer from 2009 to 2011. From August 1999 until January 2004, Dr. Lebkowski served as Vice President of Cell Therapies, and from April 1998 until August 1999, she served as Senior Director, Cell and Gene Therapies at Geron. Dr. Lebkowski managed research and development of Geron’s immunotherapy products for cancer treatment and its human embryonic stem cell based products for regenerative medicine. Prior to joining Geron, she spent more than ten years at Applied Immune Sciences and then at Rhone Poulenc Rorer, which acquired Applied Immune Sciences in 1995, advancing from research scientist to Vice President of Research and Development. Dr. Lebkowski has co-authored numerous scientific publications. Dr. Lebkowski holds a B.S. in Chemistry and Biology from Syracuse University, and a Ph.D. from Princeton University.

Katharine Spink, Ph.D., 40, became our Vice President and Chief Operating Officer during March 2013, after an eight year career at Geron Corporation where she served as Senior Vice President of Alliance Management and Cell Therapy Product Development, and of Operations, Cell Therapies during 2011; Vice President of Operations, Regenerative Medicine Programs from 2009 to 2011; and Senior Director of Program Operations, Regenerative Medicine from 2008 to 2009. From January 2007 until January 2008, Dr. Spink served as Program Director for Cardiovascular Disease, and was Assistant Director, and then Associate Director of Corporate Development during 2003 to 2006. Dr. Spink holds a B.A. in Biochemistry from Rice University, and a Ph.D. in Cancer Biology from Stanford University School of Medicine.

Other Key Employees

Casey Case, Ph.D., 59, became our Senior Vice President of Research and Nonclinical Development in March 2014.  Before joining Asterias, Dr. Case served as Executive Vice President of Research at SanBio Inc. from 2006 to 2014, developing cell therapies for stroke and neurodegenerative conditions.  Previously, Dr. Case was Vice President of Research and Operations at Sangamo Biosciences Inc. from 1997to 2005, Director of Cell Biology at Tularik Inc. from 1993 to 1997, and Director of Transcription Research at OSI Pharmaceuticals Inc. from 1989 to 1993. Dr. Case received his Ph.D. in Biochemistry from the University of California, Davis in 1985, and did postdoctoral research at UCLA from 1985 to 1989.  Dr. Case and has over 40 issued patents.

Edward D. Wirth, III, M.D., Ph.D., 49, became our Chief Translational Officer during March 2013 after serving as Chief Science Officer at InVivo Therapeutics Corporation from 2011 to 2012. From 2004 to 2011, Dr. Wirth served as Medical Director for Regenerative Medicine at Geron Corporation, where he led the world’s first clinical trial of a human embryonic stem cell derived product, GRNOPC1 in patients with subacute spinal cord injuries. Dr. Wirth held academic appointments at Rush-Presbyterian St. Luke’s Medical Center and at the University of Chicago from 2002 to 2004, and was a member of the faculty of the University of Florida from 1996 to 2002. Dr. Wirth received his Ph.D. and M.D. and from the University of Florida in 1992 and 1994, respectively.

EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

We do not have a Compensation Committee.  The compensation of our executive officers for the fiscal year ended December 31, 2013 was determined by our Board of Directors.  Executive officers who also serve as directors do not vote on matters pertaining to their own personal compensation.

Compensation Committee Report

The following is the report of the Board of Directors as a whole acting as a Compensation Committee for the year ended December 31, 2013.  The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that Asterias specifically incorporates such information by reference in such filing.

The undersigned directors have reviewed and discussed with management the Compensation Discussion and Analysis in this information statement.  Based on our review and discussion with management, the Compensation Discussion and Analysis is being included in this information statement.

Alfred D. Kingsley, Richard T. LeBuhn, Robert W. Peabody, Judith Segall, Michael D. West

Compensation Discussion and Analysis

Because we are a recently formed company in the start-up stage, we are only beginning to formulate our executive compensation policies.  During 2012, Dr. Thomas Okarma who served as our President and Chief Executive Officer from September 2012 until April 2014, was our only executive officer who received a salary or other compensation from us.  During 2012, Dr. Okarma received a salary of $50,000 per year that was prorated for the portion of the year that he was employed by us.  Dr. Okarma's salary was considered to be an interim part-time arrangement while we were making arrangements to acquire our first assets and to establish our initial research and development programs.

In 2012, Dr. Okarma also received a grant of stock options to purchase 50,000 BioTime common shares at an exercise price of $3.45 per share under BioTime’s 2012 Equity Incentive Plan. The options granted to Dr. Okarma will vest and thereby become exercisable in four equal quarterly installments, based upon his continued employment by us or by BioTime or another BioTime subsidiary, and shall expire in seven years from the date of grant. The grant of the BioTime stock options to Dr. Okarma was approved by BioTime’s Compensation Committee and Board of Directors. The unvested portion of Dr. Okarma's options became subject to forfeiture upon the termination of his employment on April 10, 2014.

We have entered into a new Employment Agreement with Dr. Okarma, and Employment Agreements with Dr. Lebkowski and Dr. Spink. Drs. Okarma, Lebkowski and Spink received a base salary of $400,000, $275,000, and $225,000, respectively, and in March 2013, each received a grant of options to purchase 1,000,000, 400,000 and 200,000 Series B Shares, respectively. The options granted have an exercise price of $2.34 per share, which is based on the fair market value of our Series B Common Stock as determined by our Board of Directors, and will vest, and thereby become exercisable, in 48 equal monthly installments based upon the executive’s continued employment or service on our Board of Directors, and will expire if not exercised in seven years from the date of grant. The vesting of the options granted to Dr. Okarma began on the date of grant, as he was a full-time employee. The unvested portion of Dr. Okarma’s options became subject to forfeiture upon the termination of his employment on April 10, 2014.  However, under the terms of Dr. Okarma’s employment agreement, Dr. Okarma is entitled to receive as severance compensation the payment of his base salary for a period of six months and 50% of his unvested options will vest, provided that (i) he executes a general release of all claims against Asterias and all “Related Companies,” in a form prescribed by us, and (ii) he returns all property in his possession belonging us and any Related Companies. A “Related Company” means one or more members of a consolidated group of which Asterias is a part, and includes BioTime and its other subsidiaries.  The cash severance compensation may be paid in a lump sum or, at our election, in installments consistent with the payment of Dr. Okarma's salary while employed by us, subject to such payroll deductions and withholdings as are required by law. The vesting of the options granted to Dr. Lebkowski and Dr. Spink began on the respective dates on which they became full-time employees.

During June 2014, we entered into an employment agreement with Pedro Lichtinger, our new President and Chief Executive Officer, providing Mr. Lichtinger with a base salary of $400,000 per year.  Mr. Lichtinger was granted options under our Equity Incentive Plan to purchase 1,000,000 Series B Shares.  The options granted have an exercise price of $2.34 per share, which is based on the fair market value of our Series B Shares as determined by our Board of Directors, and will vest, and thereby become exercisable, in 48 equal monthly installments based upon Mr. Lichtinger’s continued employment, and will expire if not exercised in seven years from the date of grant.  In addition, Mr. Lichtinger will receive 200,000 shares of “Restricted Stock” under our Equity Incentive Plan which will be subject to restrictions on transfer and to forfeiture until the shares vest. The Restricted Stock will vest at the rate of 16,667 shares per month while Mr. Lichtinger remains employed by us.  Mr. Lichtinger may receive salary increases, bonuses, and additional awards of stock options and Restricted Stock approved by the Board of Directors, implementing a compensation philosophy which targets the 50th percentile of a group of comparator companies selected by the Board of Directors or a compensation committee of the Board of Directors, and in the case of bonuses, based on the attainment of goals or milestones set by the Board of Directors or a compensation committee of the Board of Directors.

The Employment Agreements of our executive officers contain provisions entitling them to severance benefits under certain circumstances.  If we terminate Mr. Lichtinger’s, Dr. Lebkowski’s or Dr. Spink’s employment without “cause,” and in the case of Mr. Licthinger if he resigns for “good reason,” as defined in their respective Employment Agreements, the terminated executive will be entitled to severance benefits. If the executive has been employed by us for one year or less, the severance benefits will be payment of three months base salary.  If the executive has been employed by us for more than one year, the severance benefits will be payment of six months base salary and 50% of the executive’s then unvested Asterias stock options will vest. The cash severance compensation may be paid in a lump sum or, at our election, in installments consistent with the payment of the executive’s salary while employed by us.  If a termination of the executive’s employment without “cause” occurs, and in the case of Mr. Lichtinger, if he resigns for “good reason,” within twelve months following a “Change of Control,” the executive will be entitled to twelve months base salary, payable in a lump sum, and 100% of his or her then unvested Asterias options will vest, and in the case of Mr. Lichtinger the restrictions on 100% of his shares of Restricted Stock will expire.  In order to receive the severance benefits, the executive must execute a general release of all claims against us and must return all our property in the executive’s possession.

“Change of Control” means (A) the acquisition of our voting securities by a person or an Affiliated Group entitling the holder to elect a majority of our directors; provided, that an increase in the amount of voting securities held by a person or Affiliated Group who on the date of the Employment Agreement beneficially owned (as defined in Section 13(d) of the Exchange Act, and the regulations thereunder) more than 10% of our voting securities shall not constitute a Change of Control; and provided, further, that an acquisition of voting securities by one or more persons acting as an underwriter in connection with a sale or distribution of voting securities shall not constitute a Change of Control, (B) the sale of all or substantially all of our assets; or (C) a merger or consolidation in which we merge or consolidate into another corporation or entity in which our shareholders immediately before the merger or consolidation do not own, in the aggregate, voting securities of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity) entitling them, in the aggregate (and without regard to whether they constitute an Affiliated Group) to elect a majority of the directors or persons holding similar powers of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity). A Change of Control shall not be deemed to have occurred if all of the persons acquiring our voting securities or assets, or merging or consolidating with us, are one or more of our direct or indirect subsidiaries or parent corporations. “Affiliated Group” means (A) a person and one or more other persons in control of, controlled by, or under common control with, such person; and (B) two or more persons who, by written agreement among them, act in concert to acquire voting securities entitling them to elect a majority of our directors. “Person” includes both people and entities.

The Employment Agreements of our executive officers have been approved by our Board of Directors. Mr. Okarma did not participate in the approval of his Employment Agreement by the Board.  Dr. Okarma’s compensation under his Employment Agreement was approved by the BioTime Board of Directors and the grant of BioTime options to him was approved by BioTime’s Board of Directors and its Compensation Committee.

Robert W. Peabody became our Chief Financial Officer during June 2013.  Mr. Peabody is also Senior Vice President, Chief Operating Officer, and Chief Financial Officer of BioTime and will provide services to us on a part-time basis.  During 2013, Mr. Peabody received a base salary of $100,000 and, in June 2013, he was granted options to purchase 125,000 Series B Shares at a price of $2.34 per share.  The options granted to Mr. Peabody will vest, and thereby become exercisable, in 48 equal monthly installments based upon his continued employment, and will expire if not exercised in seven years from the date of grant.

Michael D. West became our Vice President of Technology Integration during March 2013 and served as our President and Chief Executive Officer from April 10 to June 9, 2014.  Dr. West is the Chief Executive Officer of BioTime and will provide services to us on a part-time basis.  During 2013, Mr. West received a base salary of $50,000 and, in March 2013, he was granted options to purchase 100,000 Series B Shares at a price of $2.34 per share. The options granted to Dr. West will vest, and thereby become exercisable, in 48 equal monthly installments based upon his continued employment, and will expire if not exercised in seven years from the date of grant.

Elements of Executive Compensation

Our compensation policies will be influenced by the need to attract and retain executives with the scientific and management expertise to conduct our research and product development program in a highly competitive industry dominated by larger, more highly capitalized companies. The compensation we provide our executive officers generally will have the following primary components, some of which may be provided under BioTime employee benefit plans that permit the participation of employees of BioTime subsidiaries:

•	base salary;

•	annual cash bonuses based on corporate and individual performance;

•	long-term incentives in the form of stock options;

•	health insurance; and

•	401(k) plan participation with employer contributions

In determining compensation for our executive officers, the Board of Directors will consider a variety of factors, including:

•	our growth and progress in scientific research;

•	extraordinary performance by an individual during the year;

•	retention concerns;

•	the executive’s tenure and experience;

•	the executive’s historical compensation;

•	market data; and

•	fairness

In reviewing each executive’s overall compensation, our Board of Directors will consider an aggregate view of base salary and bonus opportunities, previous stock option grants, and the dollar value of benefits and perquisites.  Executive compensation will also be influenced by the cost of living in the San Francisco Bay Area.  These factors will be balanced against our financial position and capital resources.  The Board of Directors may consider the implementation of performance based bonus programs under which awards would be based upon the attainment of pre-set quantified bench marks or goals.  In evaluating the compensation of executive officers, the Board of Directors will consider input from the Chief Executive Officer and such other executive officers who they believe would be most familiar with the performance of particular executives.

Because we are a new company, our compensation policies are still evolving and in the course of our growth we may implement new compensation plans and policies and modify existing ones.  The Board of Directors may engage the services of an independent executive compensation consulting firm to review our current compensation plans and procedures and to provide additional information about comparative compensation offered by peer companies, market survey information, and information about trends in executive compensation.

Stock Option Awards

Stock options will be an important part of the compensation packages for our employees, directors, and consultants.  We strongly believe that attracting and retaining the services of employees, directors, and consultants depends in great measure upon our ability to provide the kind of incentives that are derived from the ownership of stock and stock options, which are offered by competing pharmaceutical development and bio-technology companies.  This is especially true for us since the base compensation that we may offer may be lower than the compensation packages offered by larger competing companies. For these reasons, we have adopted an Equity Incentive Plan with the approval of our Board of Directors.

Our stock options program is intended to align the long-term interests of executives with the interests of shareholders by offering potential gains if our stock price increases, and to provide incentives for employees to work towards our long-term success by using vesting schedules over several years.  Because of the direct relationship between the value of a stock option and the increased market price of our common stock after the grant date, we feel that stock options will be important to motivate our executive officers and employees to manage our affairs in a manner that is consistent with both the long-term interests of our shareholders and our business objectives.

Our Equity Incentive Plan also permits the sale of restricted stock or the grant of restricted stock units in lieu of granting stock options, and the grant of stock appreciation rights that may be granted alone or in tandem with options.  Although we have not sold restricted stock or granted restricted stock units or stock appreciation rights to executives, we may do so in the future.  The purchase of restricted stock may require the executive to make a current financial commitment to the company, which we believe may strengthen the executive’s ties to the company. The purchase of restricted stock may also offer long-term tax advantages to the executives.  See “Equity Incentive Plan.”

So long as we are a subsidiary of BioTime, our directors, officers, employees, and consultants will also be eligible to receive stock options from BioTime under the terms of BioTime’s 2012 Equity Incentive Plan.  The BioTime stock options held by our former President and Chief Executive Officer Thomas Okarma were granted under the terms of the BioTime 2012 Equity Incentive Plan.  BioTime’s Board of Directors, including those directors who are “independent” under the rules of the NYSE MKT, approved the grant of options to Dr. Okarma during 2012 in the amount disclosed under the “Grants of Plan-Based Awards” table shown below.

SUMMARY COMPENSATION TABLE

The following tables show certain information relating to the compensation of our former President and Chief Executive Officer, Thomas Okarma, our Chief Financial Officer, and each other executive officer whose compensation exceeded $100,000 during 2013, who are collectively referred to as the “Named Executive Officers.”  Thomas Okarma served as our President and Chief Executive Officer from September 2012 until April 2014.  Pedro Lichtinger became our President and Chief Executive Officer during June 2014 and did not receive any compensation from us during 2013.

Name	Principal Position	Year	Salary	Bonus	Option Awards (1)		All other Compensation (2)	Total

Thomas B. Okarma(3)	Former President and Chief Executive Officer	2013	$400,000	$-	$1,420,262	(4)	$-	$1,820,262
		2012	$13,462	$-	$140,311	(5)	$-	$153,773
Jane Lebkowski	President, Research and Development	2013	$177,604	$-	$568,105	(6)	$1,146	$746,855
Katharine Spink	Vice President and Chief Operating Officer	2013	$157,500	$-	$284,052	(7)	$5,156	$446,708
Michael D. West	Vice President of Technology Integration	2013	$37,500	$-	$142,026	(8)	$-	$179,526
Robert W. Peabody	Chief Financial Officer	2013	$62,500	$-	$166,685	(9)	$-	$229,185

(1)
Option awards are valued at the aggregate grant date fair value, as if all options were fully vested and exercisable at the date of grant.  Values are computed in accordance with FASB Accounting Standards Codification (ASC) Topic 718.  We used the Black-Sholes-Merton Pricing Model to compute option fair values based on applicable exercise and stock prices, an expected option term of seven years, volatility ranging from 71.61% to 76.16%, and bond equivalent yield discount rates ranging from 0.66% to 1.105% depending on the date of grant.

(2)
Other compensation consists entirely of employer contributions to employee accounts under BioTime’s 401(k) plan in which employees of BioTime subsidiaries, including Asterias, are entitled to participate.

(3)	Dr. Okarma’s employment as President and Chief Executive Officer was terminated during April 2014.

(4)	Dr. Okarma was granted options to purchase 1,000,000 Series B Shares under the 2013 Equity Incentive Plan.

(5)	The options were granted by BioTime under its 2012 Equity Incentive Plan.

(6)	Dr. Lebkowski was granted options to purchase 400,000 Series B Shares under the 2013 Equity Incentive Plan.

(7)	Dr. Spink was granted options to purchase 200,000 Series B Shares under the 2013 Equity Incentive Plan.

(8)	Dr. West was granted options to purchase 100,000 Series B Shares under the 2013 Equity Incentive Plan.

(9)	Mr. Peabody was granted options to purchase 125,000 Series B Shares under the 2013 Equity Incentive Plan.

Grants of Plan-Based Awards

The following tables show certain information relating to the grant of stock options to our Named Executive officers during the year ended December 31, 2013 under our Equity Incentive Plan.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Thomas B. Okarma (3)	March 10, 2013	1,000,000	$2.34	$1,420,262
Jane Lebkowski	March 10, 2013	400,000	$2.34	$568,105
Katharine E. Spink	March 10, 2013	200,000	$2.34	$284,052
Michael D. West	March 10, 2013	100,000	$2.34	$142,026
Robert W. Peabody	June 24, 2013	125,000	$2.34	$166,685

(1)	Represents Asterias Series B Shares. All of the stock options have a term of seven years.

(2)	Represents the aggregate grant date fair value, as if all options were fully vested and exercisable at the date of grant, pursuant to ASC Topic 718. We use the Black-Scholes-Merton Pricing Model to compute option fair values.

(3)	Dr. Okarma’s employment as President and Chief Executive Officer was terminated during April 2014.

Stock Options Outstanding at Year End

The following table summarizes certain information concerning Asterias stock options held by our Named Executive Officers as of December 31, 2013, and stock options to purchase BioTime common shares granted to our former President and Chief Executive Officer under BioTime’s 2012 Equity Incentive Plan (as footnoted below).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Plan Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Thomas B. Okarma	BioTime 2012 Equity Incentive Plan	50,000(1)		$3.45	December 20, 2019
	Asterias 2013 Equity Incentive Plan	187,500(2)	812,500	$2.34	March 9, 2020
Jane Lebkowski	Asterias 2013 Equity Incentive Plan	41,666(2)	358,334	$2.34	March 9, 2020
Katharine E. Spink	Asterias 2013 Equity Incentive Plan	20,833(2)	179,167	$2.34	March 9, 2020
Michael D. West	Asterias 2013 Equity Incentive Plan	18,750(2)	81,250	$2.34	March 9, 2020
Robert W. Peabody	Asterias 2013 Equity Incentive Plan	15,625(2)	109,375	$2.34	June 23, 2020

(1)	These options are exercisable for BioTime common shares and become exercisable in four equal quarterly installments during the term of Dr. Okarma’s employment by Asterias.

(2)	These options are exercisable for Asterias Series B Shares and become exercisable in 48 equal monthly installments during the term of employment by Asterias.

Potential Payments Upon Termination or Change in Control

As discussed above, under the terms of their employment agreements, certain of our Named Executive Officers may receive severance payments upon termination of their employment without “cause” or following a “Change of Control” of Asterias.  The table below summarizes the potential severance payments under the individual employment agreements for our executive officers if a termination without “cause” or a Change of Control event occurred on December 31, 2013.

Officer and Position	Benefit	Before Change in Control Termination Without Cause	After Change of Control Termination Without Cause
Michael D. West (3)	Cash Payment(1)	$-	$-
	Option Vesting(2)	-	-

Thomas Okarma (4)	Cash Payment(1)	$200,000	$400,000
	Option Vesting(2)	-	-

Robert W. Peabody(5)	Cash Payment(1)	$-	$-
	Option Vesting(2)	-	-

Jane Lebkowski	Cash Payment(1)	$68,750	$275,000
	Option Vesting(2)	-	-

Katharine E. Spink	Cash Payment(1)	$56,250	$225,000
	Option Vesting(2)	-	-

(1)	Amounts represent severance payments that could be paid to the executive officer under such executive’s employment agreement as of December 31, 2013.

(2)	Amounts represent an estimate of the intrinsic value of options that would become fully vested and exercisable based on a market value of $2.34 per common share as of December 31, 2013.

(3)	Dr. West does not have an employment agreement entitling him to any severance payments upon termination of his employment without “cause” or following a “Change of Control” of Asterias.

(4)	Dr. Okarma’ employment was terminated during April 2014.

(5)	Mr. Peabody does not have an employment agreement entitling him to any severance payments upon termination of his employment without “cause” or following a “Change of Control” of Asterias.

Equity Incentive Plan

We have adopted an Equity Incentive Plan (the “Plan”) under which we have reserved 4,500,000 shares of common stock for the grant of stock options or the sale of restricted stock (“Restricted Stock’). We may also grant stock appreciation rights (“SARs”) and hypothetical units issued with reference to common stock (“Restricted Stock Units”) under the Plan. Initially, we will issue Series B Shares under the Plan but upon the conversion of all of our outstanding Series B Shares into Series A Shares we will issue Series A Shares under the Plan. The Plan also permits us to issue such other securities as our Board of Directors or a Compensation Committee administering the Plan may determine.

No options, Restricted Stock, Restricted Stock Units, or SARs (“Awards”) may be granted under the Plan more than ten years after the date upon which the Plan was adopted by the Board of Directors, and no options or SARS granted under the Plan may be exercised after the expiration of ten years from the date of grant.

Awards may be granted under the Plan to our employees, directors, and consultants, and those of any subsidiaries that we may form or acquire. The Plan will be administered by our Board of Directors or by a Compensation Committee of our Board of Directors, who will make all determinations with regard to the grant and terms of Awards, subject to the terms of the Plan. Awards may vest and thereby become exercisable, or have restrictions or forfeiture provisions lapse, in periodic installments or upon the attainment of performance goals, or upon the occurrence of specified events as determined by the Board or the Committee. The Board or Committee, in its discretion, may accelerate the vesting of an Award after the date of grant.

No person shall be granted, during any one year period, options to purchase, or SARs with respect to, more than 1,000,000 shares in the aggregate, or any Awards of Restricted Stock or Restricted Stock Units with respect to more than 500,000 shares in the aggregate. If an Award is to be settled in cash, the number of shares on which the Award is based shall not count toward the individual share limit.

Stock Options

Options granted under the Plan may be either “incentive stock options” within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), or “non-qualified” stock options that do not qualify as incentive stock options. Incentive stock options may be granted only to our employees and employees of our subsidiaries. The exercise price of stock options granted under the Plan must be equal to the fair market of our common stock on the date the option is granted. In the case of an optionee who, at the time of grant, owns more than 10% of the combined voting power of all classes of our stock, the exercise price of any incentive stock option must be at least 110% of the fair market value of our common stock on the grant date, and the term of the option may be no longer than five years. The aggregate fair market value of our common stock (determined as of the grant date of the option) with respect to which incentive stock options become exercisable for the first time by an optionee in any calendar year may not exceed $100,000.

The exercise price of an option may be payable in cash or in common stock having a fair market value equal to the exercise price, or in a combination of cash and common stock, or such other legal consideration for the issuance of stock as the Board of Directors or a Compensation Committee may approve.

Incentive stock options granted under the Plan are nontransferable except by will or the laws of descent and distribution and may be exercised only during employment or within three months after termination of employment, subject to certain exceptions in the event of the death or disability of the optionee.

Options other than incentive stock options under the Code are also nontransferable except by will or the laws of descent and distribution, except to the extent that the Board or Committee permits the optionee to transfer an option to a family member, a trust for family members, or other persons approved by the Board or Committee in its discretion.

Generally, options will be exercisable only while the optionee remains an employee, director or consultant, or during a specific period thereafter as approved by the Board or Committee, but in the case of the termination of an employee, director, or consultant’s services due to death or disability, the period for exercising a vested option shall be extended to the earlier of 12 months after termination or the expiration date of the option.

The number of shares of common stock covered by the Plan, and the number of shares of common stock and the exercise price per share of each outstanding option, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of common stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend, or any other increase or decrease in the number of issued and outstanding shares of common stock effected without receipt of consideration by us.

Restricted Stock and Restricted Stock Units

In lieu of granting options, we may enter into purchase agreements with employees under which they may purchase or otherwise acquire Restricted Stock or Restricted Stock Units subject to such vesting, transfer, and repurchase terms and restrictions as the Board or Committee may determine. We may permit employees or consultants, but not executive officers or directors, who purchase Restricted Stock to pay for their shares by delivering a promissory note or an installment payment agreement that may be secured by a pledge of their shares. We may also issue Restricted Stock for services actually performed by the recipient prior to the issuance of the Restricted Stock.

The Board or Committee may require that Restricted Stock shall be held by us or in escrow pending the expiration or release of the applicable restrictions. Unvested Restricted Stock for which we have not received payment may be forfeited to us, or we may have the right to repurchase unvested shares upon the occurrence of specified events, such as termination of employment.

Subject to the restrictions set by the Board or Committee, a recipient of Restricted Stock generally shall have the rights and privileges of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends; provided that, any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by us for the recipient's account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Board or Committee. The cash dividends or stock dividends so withheld and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the recipient in cash or, at the discretion of the Board or Committee, in common stock having a fair market value equal to the amount of such dividends, if applicable, upon the release of restrictions on the Restricted Stock and, if the Restricted Stock is forfeited, the recipient shall have no right to the dividends.

The terms and conditions of a grant of Restricted Stock Units shall be determined by the Board or Committee. No shares of stock shall be issued at the time a Restricted Stock Unit is granted, and we will not be required to set aside a fund for the payment of any such award. A recipient of Restricted Stock Units shall have no voting rights with respect to the Restricted Stock Units. Upon the expiration of the restrictions applicable to a Restricted Stock Unit, we will either issue to the recipient, without charge, one share of common stock per Restricted Stock Unit or cash in an amount equal to the fair market value of one share of common stock.

At the discretion of the Board or Committee, each Restricted Stock Unit (representing one share) may be credited with cash and stock dividends paid in respect of one share of common stock (“Dividend Equivalents”). Dividend Equivalents shall be withheld by us for the recipient's account, and interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Board or Committee. Dividend Equivalents credited to a recipient's account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Board or Committee, in shares of stock having a fair market value equal to the amount of the Dividend Equivalents and earnings, if applicable, upon settlement of the Restricted Stock Unit. If a Restricted Stock Unit is forfeited, the recipient shall have no right to the related Dividend Equivalents.

SARS

An SAR is the right to receive, upon exercise, an amount payable in cash or shares or a combination of shares and cash, as determined by the Board or Committee, equal to the number of shares subject to the SAR that is being exercised multiplied by the excess of (a) the fair market value of a share of common stock on the date the SAR is exercised, over (b) the exercise price specified in the SAR Award agreement. SARs may be granted either as free standing SARs or in tandem with options, and with such terms and conditions as the Board or Committee may determine. No SAR may be exercised later than 10 years after the date of grant.

The exercise price of an SAR will be determined by the Board or Committee, but shall not be less than 100% of the fair market value of one share of common stock on date of grant. An SAR granted in conjunction with an option shall have the same exercise price as the related option, shall be transferable only upon the same terms and conditions as the related option, and shall be exercisable only to the same extent as the related option; provided, however, that the SAR by its terms shall be exercisable only when the fair market value per share exceeds the exercise price per share of the SAR or related option. Upon any exercise of an SAR granted in tandem with an option, the number of shares for which the related option shall be exercisable shall be reduced by the number of shares for which the SAR has been exercised. The number of shares for which an SAR issued in tandem with an option shall be exercisable shall be reduced by the number of shares for which the related option has been exercised.

Withholding

To the extent provided by the terms of an Award Agreement or as may be approved by the Board or Committee, an optionee or recipient of a Restricted Stock or Restricted Stock Unit Award or SAR may satisfy any federal, state or local tax withholding obligation relating to the Award by any of the following means (in addition to our right to withhold from any compensation paid to the Award recipient) or by a combination of such means: (a) tendering a cash payment; (b) authorizing us to withhold shares of common stock from the shares otherwise issuable to the recipient as a result of the exercise or acquisition of shares under the Award, provided, however, that no shares are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to us previously owned and unencumbered shares of our common stock.

Changes in Shares Under the Plan

In the event of changes in the outstanding common stock or in our capital structure by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization, the terms of Awards granted under the Plan, and the maximum number of shares subject to all Awards under the Plan or with respect to which any one person may be granted Awards during any one year period, will be equitably adjusted or substituted, as to the number, price or kind of a share or other consideration subject to the Awards to the extent necessary to preserve the economic intent of the Awards. In making such adjustments, the Board or Committee shall generally ensure that the adjustments will not constitute a modification, extension or renewal of an incentive stock option within the meaning of Section 424(h)(3) of the Code, and in the case of non-qualified options, ensure that any adjustments will not constitute a modification of such non-qualified stock options within the meaning of Section 409A of the Code, and that adjustments or substitutions of Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code will not cause us to be denied a tax deduction on account of Section 162(m) of the Code.

Options and Restricted Stock Granted

As of June 9, 2014, we had granted to certain officers, employees, and directors, options to purchase a total of 3,873,749 Series B Shares at an exercise price of $2.34 per share, and 200,000 shares of Restricted Stock.

PRINCIPAL STOCKHOLDERS

Security Ownership of Management

The following tables and accompanying footnotes present information about the beneficial ownership of our common stock, including both Series A Shares and Series B Shares, as of June 16, 2014, by:

•	each existing stockholder we know to beneficially own 5% or more of our common stock, which we call our principal stockholders;

•	each of our directors;

•	each of our current executive officers; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days following June 16, 2014, pursuant to the exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders.

Security Ownership of Certain Beneficial Owners
	Number of Shares	Percent of Total

BioTime, Inc.(1)	24,973,340	72.6%
1301 Harbor Bay Parkway Alameda, CA 94502

Geron Corporation(2)	6,537,779	19.0%
149 Commonwealth Drive Menlo Park, CA 94025

Romulus Films, Ltd(3)	2,486,000	7.2%
Wessex House 1 Chesham Street London SW1X 8ND United Kingdom

(1)	Includes 21,823,340 Series B Shares held by BioTime and 3,150,000 Series B Shares that BioTime may acquire upon the exercise of warrants.

(2)	Geron owns only Series A Shares. These Series A Shares will be distributed by Geron to its stockholders or sold, with the sale proceeds to be distributed to certain Geron stockholders who would otherwise receive Series A Shares, in the Series A Distribution described in “Certain Relationships and Related Transactions-Assets Contribution Agreement”.

(3)	Includes 2,136,000 Series B Shares held by Romulus Films and 350,000 Series B Shares that Romulus Films may acquire upon the exercise of warrants. Romulus Films or certain of its affiliates that own Geron common stock may acquire Series A Shares in the Series A Distribution described in “Certain Relationships and Related Transactions-Assets Contribution Agreement”.

Security Ownership of Management

	Number of Shares (1)	Percent of Total

Pedro Lichtinger(2)	275,000	*

Michael D. West(3)	35,417	*

Jane S. Lebkowski(4)	108,333	*

Katharine Spink(5)	54,166	*

Robert W. Peabody(6)	33,854	*

Alfred D. Kingsley(7)	93,750	*

Richard LeBuhn(8)	5,000	*

Judith Segall(9)	2,500	*

All executive officers and directors as a group (8 persons)(10)	608,020	1.9%

* Less than 1%

(1)	Does not include any Series A Shares that any directors or executive officers may receive in the Series A Distribution with respect to any shares of Geron common stock they may own.

(2)	Includes 200,000 Series B Shares owned by Mr. Lichtinger, 41,666 Series B Shares that may be acquired upon the exercise of stock options that will become exercisable, and 33,334 shares of Restricted Stock as to which the restrictions on transfer will expire, within 60 days. Excludes 958,334 Series B Shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days, and 166,666 shares of Restricted Stock that are subject to restrictions on transfer and forfeiture that will not expire within 60 days.

(3)	Includes 31,250 Series B Shares that may be acquired upon the exercise of certain stock options and 4,167 Series B Shares that may be acquired upon the exercise of stock options that will become exercisable within 60 days. Excludes 64,583 Series B Shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(4)	Includes 91,666 Series B Shares that may be acquired upon the exercise of stock options, and 16,667 Series B Shares that may be acquired upon the exercise of stock options that will become exercisable within 60 days. Excludes 291,667 Series B Shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(5)	Includes 45,833 Series B Shares that may be acquired upon the exercise of certain stock options, and 8,333 Series B Shares that may be acquired upon the exercise of stock options that will become exercisable within 60 days. Excludes 145,834 Series B Shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(6)	Includes 28,645 Series B Shares that may be acquired upon the exercise of certain stock options, and 5,209 Series B Shares that may be acquired upon the exercise of certain stock options that will become exercisable within 60 days. Excludes 91,146 Series B Shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(7)	Includes 75,000 Series B Shares that may be acquired upon the exercise of certain stock options, and 18,750 Series B Shares that may be acquired upon the exercise of certain stock options that will become exercisable within 60 days. Excludes 56,250 series B shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(8)	Includes 5,000 Series B Shares that may be acquired upon the exercise of certain stock options that will become exercisable within 60 days. Excludes 15,000 Series B Shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(9)	Includes 2,083 Series B shares that may be acquired upon the exercise of certain stock options, and 417 Series B shares that may be acquired upon the exercise of certain stock options that will become exercisable within 60 days. Excludes 7,500 Series B Shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(10)	Includes 200,000 Series B Shares owned by Mr. Lichtinger, 274,477 Series B Shares that may be acquired upon the exercise of certain stock options, 100,209 Series B Shares that may be acquired upon the exercise of certain stock options that will become exercisable within 60 days, and 33,334 shares of Restricted Stock as to which the restrictions will expire within 60 days. Excludes 1,630,314 Series B Shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days, and 166,666 shares of Restricted stock that are subject to restrictions on transfer and to forfeiture that will not expire within 60 days.

Certain Relationships and Related Transactions

The following is a description of transactions, since our inception in September 2012, to which we have been a party, in which the amount involved exceeded or will exceed $120,000, and in which any related person had a direct or indirect material interest.

Asset Contribution Agreement

On January 4, 2013, we entered into the Asset Contribution Agreement with BioTime and Geron Corporation (“Geron”) pursuant to which, on October 1, 2013, we acquired the stem cell assets of Geron in exchange for 6,537,779 of our Series A Shares and the assumption of certain liabilities related to those assets, and we acquired certain assets from BioTime in exchange for 21,773,340 shares of Series B Shares and warrants to purchase 3,150,000 Series B Shares.

The assets we acquired from Geron include:

•	certain patents and patent applications and all related active prosecution cases, trade secrets, know-how and certain other intellectual property rights, and all of Geron’s goodwill with respect to the technology of Geron directly related to the research, development and commercialization of certain products and know-how related to human embryonic stem (“hES”) cells;

•	certain biological materials and reagents (including master and working cell banks, original and seed banks, and research, pilot and current good manufacturing practices (“cGMP”) grade lots and finished product);

•	certain laboratory equipment;

•	certain contracts;

•	certain books, records, lab notebooks, clinical trial documentation, files and data;

•	certain regulatory filings for clinical trials for the following product candidates (the “Clinical Trials”):

•	GRNOPC1 for spinal cord injury, including the investigational new drug applications filed with the United States Food and Drug Administration (“FDA”) for Geron’s Phase I safety study of oligodendrocyte progenitor (GRNOPC1) cells in patients with neurologically complete, subacute spinal cord injury, and long term follow up of subjects who received GRNOPC1, and

•	and VAC1 for acute myelogenous leukemia (“AML”), including a Phase I/II study of active immunotherapy with GRNVAC1, autologous mature dendritic cells transfected with mRNA encoding human telomerase reverse transcriptase (hTERT), in patients with AML in complete remission; and

•	certain abandoned or inactive patents and abandoned or inactive patent applications.

We refer to the assets that Geron contributed to us under the Asset Contribution Agreement as the “Contributed Geron Assets.”

In addition, we received from Geron an exclusive sublicense under certain patents owned by the University of Colorado’s University License Equity Holdings, Inc. relating to telomerase (the “Telomerase Sublicense”). The Telomerase Sublicense entitles us to use the inventions described in the sublicensed patents in the development of certain immunological treatments for cancer. Under the Telomerase Sublicense, we paid Geron an up-front license fee and will pay a small annual license maintenance fee, and a small royalty on sales of any products that we may develop and commercialize using the sublicensed patents.

We assumed the obligations and liabilities of Geron and its affiliates relating to the assets we acquired from them and attributable to periods, events or circumstances after the date of the acquisition, and the obligations of Geron and its affiliates to be performed under the contracts that Geron assigned to us. We also assumed certain patent interference proceedings that we subsequently settled.  We agreed to reimburse Geron for certain costs incurred after June 30, 2013 relating to the maintenance or prosecution of patents and patent applications assigned to us and we assumed all obligations and liabilities of Geron arising from the Clinical Trials, including the obligation to obtain information and prepare reports to the FDA about the health of patients who participated in the Clinical Trials, and liabilities to patients that might arise from the Clinical Trials.

The assets we acquired from BioTime include:

•	a quantity of five human hES cell lines produced by BioTime’s subsidiary ES Cell International Pte Ltd under cGMP sufficient to generate master cell banks, and non-exclusive, world-wide, royalty-free licenses to use those cell lines and practice under certain patents pertaining to stem cell differentiation technology for any and all uses;

•	8,902,077 BioTime common shares (the “BioTime Shares”);

•	warrants to subscribe for and purchase 8,000,000 additional BioTime common shares (the “BioTime Warrants”) exercisable for a period of five years at a price of $5.00 per share, subject to pro rata adjustment for certain transactions;

•	cancellation of the $5,000,000 principal balance of a promissory note payable to BioTime for cash advanced to us or paid for our account;

•	10% of the shares of common stock of BioTime’s subsidiary OrthoCyte Corporation issued and outstanding as of January 4, 2013; and

•	6% of the ordinary shares of BioTime’s subsidiary Cell Cure Neurosciences, Ltd. issued and outstanding as of January 4, 2013.

We have subsequently entered into a Materials Transfer Agreement with BioTime through which we have acquired the non-exclusive right to use certain hydrogel formulations for research purposes, and an option for a period of thirty-six months to negotiate a non-exclusive sub-license for use of BioTime’s hydrogels in neurological, cardiovascular and orthopedic human cell therapy applications.

We have assumed all obligations and liabilities of Geron and its affiliates relating to:

•	the Contributed Geron Assets and attributable to periods, events or circumstances after the closing under the Asset Contribution Agreement;

•	obligations of Geron and its affiliates to be performed following the closing under the Asset Contribution Agreement under contracts included in the Contributed Geron Assets;

•	the appeal of certain patent interference proceedings, other than expenses relating to those matters incurred by Geron prior to the contribution of the Contributed Geron Assets to us under the Asset Contribution Agreement; and

•	the Clinical Trials.

We refer to the obligations of Geron and its affiliates assumed by us as the “Assumed Geron Liabilities.”

We agreed to bear and pay, and reimburse Geron and its affiliates for, any reasonable fees and expenses relating to and that may be payable in connection with the assignment of the Geron patents and taxes that may become payable in connection with the contribution of assets by Geron to us.  We agreed to reimburse Geron for the fees and costs, including reasonable attorneys fees, incurred from July 4, 2013 through the closing of the asset contribution transaction for prosecuting and maintaining patent applications and patents included in the assets contributed to us by Geron.

In the Asset Contribution Agreement, Geron agreed to distribute to its stockholders, on a pro rata basis, the Series A Shares it received from us, subject to applicable legal requirements and certain other limitations (the “Series A Distribution”).  As soon as practicable after Geron notifies us of the completion of the Series A Distribution, and to the extent permitted by applicable legal requirements, we will distribute to the holders of the Series A Shares, on a pro rata basis, the 8,000,000 BioTime Warrants that we received from BioTime (the “BioTime Warrants Distribution”).

The Asset Contribution Agreement imposes a number of post-closing obligations on us with respect to the Series A Shares, including requirements relating to:

•	keeping or making effective a prospectus and registration statement of which the prospectus is a part, and qualification or exemption of securities under securities laws and blue sky laws;

•	supplementing or amending the prospectus and the registration statement of which it is a part;

•	compliance with applicable legal requirements; and

•	notice to Geron of certain matters.

We and BioTime have agreed to jointly and severally indemnify Geron and certain of its affiliates from certain losses and liabilities, including any losses relating to certain claims that could arise as a result of any untrue statement or alleged untrue statement of material fact in, or omission or alleged omission to state any material fact required in order to make the statements not misleading from this prospectus and the registration statement of which it is a part, from a registration statement filed under the Securities Act and the prospectus contained therein filed by BioTime covering the BioTime Warrants and Series B Shares contributed by BioTime to us (the “BioTime Registration Statement”), and/or from other distributions of securities by us to the holders of our Series A Shares.  These indemnification obligations would apply to any claims relating to the Series A Distribution, the BioTime Warrants Distribution, and/or other distributions of securities by us to the holders of our Series A Shares within one year following the closing under the Asset Contribution Agreement, provided that the claims arise on or before the fifth anniversary of the date on which all of the BioTime Warrants have either expired or been exercised, cancelled or sold.  We refer to such indemnification obligations as the “Distributions Indemnity.”

As required by the Asset Contribution Agreement, BioTime has obtained a prospective liability insurance policy (the “Insurance Policy”) to provide $10,000,000 in coverage for BioTime’s indemnification obligations under the Distributions Indemnity for a period commencing on the effective date of the BioTime Registration Statement and our registration statement for the Series A Distribution, and ending on the fifth anniversary of that effective date.

Separate from the Distributions Indemnity, we and BioTime have agreed to indemnify Geron, and its current and future affiliates and Control Persons (as defined below) of Geron, and each of their respective successors and assigns, and Geron has agreed to indemnify us and BioTime and our and BioTime’s respective current and future affiliates, Control Persons of each of us and BioTime, and each of their respective successors and assigns, from and against “damages” arising from any inaccuracy or breach of the indemnifying party’s representations and warranties, or any breach of any covenant by an indemnifying party, under the Asset Contribution Agreement. For the purpose of these indemnification obligations, damages are limited to any documented, out-of-pocket loss, damage, judgment award, fee (including any legal fee, expert fee, accounting fee or advisory fee) or expenses (regardless of whether or not the damages relate to a third party claim), but excluding any special, indirect or consequential damages. “Control Persons” refers to any person who controls a party within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act.

In addition, subject to certain limitations, from and after the closing of the asset contribution transaction, Geron has agreed to indemnify us and BioTime from liabilities relating to the assets contributed to us by Geron, and from encumbrances upon those assets, other than the Assumed Geron Liabilities.  We have has agreed to indemnify Geron for the Assumed Geron Liabilities.

The maximum damages recoverable from us and BioTime by Geron (or by us and BioTime from Geron) for indemnifiable losses is limited to $2,000,000 in the aggregate, and recovery of damages is subject to a $50,000 deductible, except that the $2,000,000 limit and the $50,000 deductible do not apply (a) in the case of fraud; (b) in the case of covenants of a party that must be performed following the closing under the Asset Contribution Agreement; and (c) with respect to liabilities to the extent related to, and encumbrances upon, the assets contributed to us by Geron or the Assumed Geron Liabilities.

Except with respect to the Distributions Indemnity or claims against an indemnitor for fraud, and subject to any injunction or equitable remedies, from and after the closing under the Asset Contribution Agreement the indemnification provisions are a party’s exclusive remedy and cause of action against an indemnifying party with respect to any matter arising out of or in connection with the Asset Contribution Agreement

Stock and Warrant Purchase Agreement

In January 2013, we entered into a Stock and Warrant Purchase Agreement with Romulus Films, Ltd., one of our five percent stockholders, pursuant to which we issued and sold 2,136,000 Series B Shares for $5,000,000, and warrants to purchase 350,000 Series B Shares at an exercise price of $5.00 per share.  The sale of the Series B Shares and warrants was consummated on October 1, 2013.

Sublease

In January 2013, we entered into a sublease with BioTime for our primary office and research facility in Menlo Park, California.  We are subleasing this facility from BioTime at BioTime's cost, including an obligation to reimburse BioTime for $242,726.40 that BioTime paid to the landlord in BioTime common shares as partial consideration for the lease.  We expect that BioTime will assign the lease to us when permitted to do so under the terms of the lease.

Shared Facilities Agreement and Relationship with BioTime

We have entered into a Shared Facilities Agreement with BioTime through which BioTime will continue to provide us with the use of its facilities, equipment and supplies, utilities, and personnel at its cost plus 5%. The Shared Facilities Agreement is reciprocal in that BioTime or another BioTime subsidiary will pay us on the same cost plus 5% basis to the extent that it uses our facilities, equipment, supplies, utilities, and personnel.

BioTime is not required to hire any additional personnel or to acquire any additional equipment or supplies for our use. We expect to hire our own personnel and to acquire our own equipment and supplies for our own exclusive use as the need arises.

The initial term of the Shared Facilities Agreement will expire on December 31, 2016, but will be automatically be renewed and the termination date will be extended for an additional year annually after December 31, 2016, unless either party gives the other party written notice stating that the Agreement shall terminate on December 31 of that year.

Either party may terminate the Shared Facilities Agreement immediately upon the occurrence of a default by the other party. A default will be deemed to have occurred if a party (i) fails to pay any sum due under the Shared Facilities Agreement, or fails to perform any other obligation under the agreement, and the failure continues for a period of 5 days after written notice from the party seeking to terminate the agreement; (ii) becomes the subject of any order for relief in a proceeding under any Debtor Relief Law; (iii) becomes unable to pay, or admits in writing the party’s inability to pay, its debts as they mature; (iv) makes an assignment for the benefit of creditors; (v) applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitation, or similar officer for the party or for all or any part of the party’s property or assets, or any such officer is appointed for such party or any part of its assets without the party’s consent and such appointment is not dismissed or discharged within 60 calendar days; (vi) institutes or consents to any proceeding under any Debtor Relief Law with respect to the party or all or any part of the party’s property or assets, (vii) becomes subject to any proceeding under any Debtor Relief Law without the consent of the party if such case or proceeding continues undismissed or unstayed for 60 calendar days; or (viii) dissolves or liquidates or takes any action to dissolve or liquidate. As used in the Shared Facilities Agreement, the term Debtor Relief Law means the Bankruptcy Code of the United States of America, as amended, or any other similar debtor relief law affecting the rights of creditors generally.

Under the Shared Facilities Agreement, we have agreed to defend, indemnify, and hold harmless BioTime and BioTime’s shareholders, directors, officers, employees, and agents against and from any and all claims arising from our use of BioTime’s office and laboratory facilities, and from any of our work or other activities there, including all activities, work, and services performed by BioTime employees, contractors, and agents for us. The scope of our indemnification obligations also includes any and all claims arising from any breach or default on our part in the performance of any of our obligations under the terms of the Shared Facilities Agreement, or arising from any act or omission (including, but not limited to negligent acts or omissions) of us or any of our officers, agents, employees, contractors, guests, or invitees acting in that capacity. We are also assuming all risk of damage to property or injury to persons in, upon, or about the BioTime’s office and laboratory facilities, from any cause other than BioTime’s willful malfeasance or sole gross negligence. BioTime will not be liable to us for any loss or damages of any kind caused by, arising from, or in connection with (i) the performance of services by BioTime personnel for us, or the failure of any BioTime employee, contractor, or agent to perform any services for us, or (ii) any delay, error, or omission by any BioTime employee, contractor, or agent in the performance of services for us, except to the extent the loss or damage is the result of fraud, gross negligence or willful misconduct by a BioTime employee, contractor, or agent

On April 1, 2013, we executed a Promissory Note (“Promissory Note”) in the principal amount of $5,000,000, payable to BioTime for funds advanced to us by BioTime. Interest on the principal balance accrued and was payable at the rate of 0.24% per annum, compounded monthly. Interest was computed on the basis of a 365-day year and the actual number of days elapsed. The principal amount of the Promissory Note was canceled on October 1, 2013 in satisfaction of BioTime’s obligation to contribute $5,000,000 to us under the Asset Contribution Agreement.

Sale of Series B Shares to Executive Officer

On June 11, 2014 we entered into a Stock Purchase Agreement with Pedro Lichtinger, our President and Chief Executive Officer, pursuant to which he agreed to purchase from us 200,000 Series B Shares for a price of $2.34 per share, which was determined by our Board of Directors to be the fair market value of the shares. The sale of the Series B Shares was completed on June 16, 2014.

Sale of BioTime Shares with Series B Share Purchase Warrants

On June 16, 2014, we sold 5,000,000 BioTime, Inc. common shares, with warrants to purchase 5,000,000 our Series B Shares, to two private investors for $12,500,000 in cash pursuant to two Purchase Agreements of like terms.  The warrants are exercisable until 5:00 p.m. New York time on June 15, 2015, at an exercise price of $2.34 per share.  The warrant holders must give us not less than 61 days notice prior to exercising their warrants.  If Asterias Series B Shares are converted into Series A Shares, the warrant holders will receive Series A Shares upon their exercise of the warrants.  The exercise price of the warrants and the number of shares issuable upon the exercise of the warrants will be adjusted in the event of a stock split, stock dividend, combination, reclassification of Asterias’ common stock or a similar recapitalization of its common stock, or if Asterias distributes to its shareholders without charge options, warrants or rights to purchase shares of Asterias common stock at a price below the then current market price, or if Asterias distributes to its shareholders (including any distribution made in connection with a merger in which Asterias is the surviving corporation) other rights, options or warrants, or convertible or exchangeable securities containing the right to subscribe for or purchase shares of common stock, or evidences of Asterias indebtedness or assets (excluding cash, dividends or distributions payable out of consolidated earnings or earned surplus and dividends or stock dividends).

Broadwood Partners, L.P., the largest shareholder of our parent company BioTime, purchased 1,000,000 of the BioTime shares with 1,000,000 warrants.  One of our directors, Richard T. LeBuhn is Senior Vice President, and one of BioTime’s directors, Neal C. Bradsher is the President, of Broadwood Capital, Inc., the investment manager of Broadwood Partners, L.P.  The other 4,000,000 BioTime common shares with 4,000,000 warrants were purchased by a trust previously established by George Karfunkel.  Mr. Karfunkel beneficially owns more than 5% of the outstanding shares of BioTime.

We have also entered into a Registration Rights Agreement with the investors pursuant to which we have agreed to file a registration statement on Form S-3, when we become eligible to use that form, to register the warrants and the Series B Shares or Series A Shares that may be acquired through the exercise of the warrants, for sale under the Securities Act.  We will bear the cost of registering the warrants and shares of common stock under the Securities Act and applicable state securities laws, including but not limited to filing and registration fees, printing fees, and fees and attorneys’ and accountants’ fees.  The warrant holders will be responsible for the payment of any commissions or discounts to broker-dealers in connection the sale of their warrants or common stock.  The Registration Rights Agreement provides that we will indemnify the investors against, or we will contribute to payments the investors may be required to make because of, certain liabilities that could arise from the offer and sale of the Series B Shares or Series A Shares, including liabilities under the Securities Act.  Each of the investors will indemnify us against, or will contribute to payments that we may be required to make because of, certain liabilities that could arise from the offer and sale of the Series B Shares or Series A Shares, including liabilities under the Securities Act.

Approval by the Board of Directors

All of the transactions described above were reviewed directly by the Board, and the Board determined whether to approve or withhold approval of each transaction. The Board applied such criteria as it determined to be appropriate in connection with its evaluation of each proposed transaction on a transaction by transaction basis, and did not have any written guidelines, other than BioTime’s Code of Ethics, governing the Board’s exercise of its discretion. The directors considered such factors as they deemed relevant to the particular transaction.

During March 2013, we adopted a Related Person Transaction Policy that will apply to transactions exceeding $120,000 in which any of our officers, directors, beneficial owners of more than 5% of our common stock, or any member of their immediate family, has a direct or indirect material interest, determined in accordance with the policy (a “Related Party Transaction”). However, the Related Party Transaction will not include transactions between us and BioTime or any subsidiary of BioTime.

A Related Person Transaction must be reported to our outside legal counsel, and will be subject to review and approval by our “Disinterested Directors,” prior to effectiveness or consummation, to the extent practical. In addition, any Related Person Transaction that is ongoing in nature will be reviewed by our Disinterested Directors annually to ensure that the transaction has been conducted in accordance with any previous approval and that all required disclosures regarding the transaction are made.  A “Disinterested Director” is defined in our Related Person Transaction Policy as a member of our Board of Directors who (a) does not have a financial interest (directly or through any trust or beneficial ownership of more than 5% of any class of voting securities of any business entity) in the Related Person Transaction, and (b) does not have an Immediate Family Member with a financial interest (directly or through any trust or beneficial ownership of more than 5% of any class of voting securities of any business entity) in the Related Person Transaction.

As appropriate for the circumstances, the Disinterested Directors will review and consider:

•	the interest of the officer, director, beneficial owner of more than 5% of any class of our voting securities, or any member of their immediate family (“Related Person”) in the Related Person Transaction;

•	the approximate dollar value of the amount involved in the Related Person Transaction;

•	the approximate dollar value of the amount of the Related Person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the transaction with the Related Person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the transaction to us; and

•	any other information regarding the Related Person Transaction or the Related Person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our Disinterested Directors will review all relevant information available to it about a Related Person Transaction. Our Disinterested Directors may approve or ratify the Related Person Transaction only if they determine that, under all of the circumstances, the transaction is in, or is not in conflict with, our best interests. Our Disinterested Directors may, in their sole discretion, impose such conditions as they deem appropriate on us or the Related Person in connection with approval of the Related Person Transaction.

If our Board of Directors has an Audit Committee, the Audit Committee will make all determinations under the Related Person Transaction Policy instead of our Disinterested Directors.

COMPLIANCE WITH SECTION 16(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of Exchange Act, requires our directors and executive officers and persons who own more than ten percent (10%) of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other Asterias equity securities. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all reports they file under Section 16(a).

To our knowledge, based solely on our review of the copies of such reports furnished to us, all Section 16(a) filing requirements applicable to our officers, directors, and greater than ten percent beneficial owners were complied with during the fiscal year ended December 31, 2013.

RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS

The Board has selected Rothstein Kass as our independent registered public accountants. The Board proposes and recommends that the stockholders ratify the selection of the firm of Rothstein Kass to serve as our independent registered public accountants for the fiscal year ending December 31, 2014. Rothstein Kass has served as our independent registered public accountants since March 2013. Approval of the selection of Rothstein Kass to serve as our independent registered public accountants requires the affirmative vote of a majority of the shares of common stock present and voting on the matter at the Meeting, provided that the affirmative vote cast constitutes a majority of a quorum.

We do not expect that a representative of Rothstein Kass will attend the Meeting.

Rothstein Kass audited our annual financial statements for the fiscal years ended December 31, 2013 and December 31, 2012.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, added Section 14A to the Exchange Act, which enables our stockholders to vote to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this information statement in accordance with the SEC’s rules.  As described in detail under the heading “Executive Compensation - Compensation Discussion and Analysis,” our executive compensation programs are designed to:

•	attract, motivate, and retain highly qualified executives;

•	align management and stockholder interests by tying a substantial percentage of executives’ compensation to financial performance of Asterias through the grant of stock options; and

•	compensate executives at levels competitive with peer companies.

Our Board of Directors seeks to provide our Named Executive Officers’ total compensation at a level competitive with the compensation paid to officers in similar positions at our peer companies in the biotechnology industry located in the San Francisco Bay area. Our Board of Directors will approve salary increases and authorize the payment of cash bonuses based on its review of the performance of our executive officers and the compensation paid by our peer companies. Our executive compensation program also includes performance-based compensation through the grant of stock options or other equity-based awards from Asterias intended to align the interest of our executives with those of our stockholders by providing financial rewards that increase with increases in the price of Asterias shares. Please read the “Compensation Discussion and Analysis,” the tabular disclosure regarding executive compensation, and the accompanying narrative disclosure under the Executive Compensation portion of this information statement for additional details about our executive compensation programs, including information about the fiscal year 2013 and current compensation of our Named Executive Officers.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this information statement.  This proposal, sometimes called “say-on-pay,” gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation.

“RESOLVED, that Asterias’ stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in Asterias’ information statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure.”

Our stockholders’ vote on this proposal is only advisory, and is not binding on Asterias or our Board of Directors.  However, the Board of Directors, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers. Approval of this proposal requires the affirmative vote of a majority of the shares present and voting on the matter at the Meeting, provided that the affirmative vote cast constitutes a majority of a quorum.  BioTime, our majority stockholder, has informed us that it intends to vote FOR this proposal.

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY
VOTES ON EXECUTIVE COMPENSATION

We are asking our stockholders to indicate how frequently we should hold future shareholder advisory votes on executive compensation, such as the one included in this information statement. By voting on this advisory proposal, our stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years.  Alternatively, any stockholder may abstain from voting.

The Board of Directors acknowledges that there are a number of points of view regarding the relative benefits of the frequency of say-on-pay votes, and believes that the decision regarding the frequency of these votes should rest with the stockholders.  Accordingly, the Board is not recommending that stockholders support any specific view.  While the vote on the frequency of future advisory votes on executive compensation is not binding, the Board will carefully consider the outcome of the vote, and if a frequency level receives a majority of the total votes cast the Board expects to be guided by that vote.  BioTime, our majority stockholder, has informed us that it intends to vote to have an advisory vote on executive compensation every two years.

PROPOSALS OF STOCKHOLDERS

Stockholders who intend to present a proposal for action at our 2015 Annual Meeting of Stockholders must notify the our management of such intention by notice received at our principal executive offices not later than March 10, 2015 for such proposal to be included in our information statement and form of proxy relating to such meeting.  However, that if the date of our next annual meeting is more than thirty (30) days before or more than sixty (60) days after the one-year anniversary date of our 2014 Annual Meeting of Stockholders, a notice by the stockholder to be timely must be delivered, or mailed and received, at our principal executive offices, not later than the ninetieth (90th) day prior to the Annual Meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of the Annual Meeting was first made.  In no event shall any adjournment of the next Annual Meeting or the announcement thereof commence a new time period for the giving of timely notice as described above.  All notices from stockholders who intend to present a proposal for action at our 2015 Annual Meeting must contain the information required by Article II, Section 2 of our Bylaws.

ANNUAL REPORT

Our Annual Report on Form 10-K, as amended, filed with the SEC for the fiscal year ended December 31, 2013, without exhibits, may be obtained by a stockholder without charge, upon written request to the Secretary of Asterias.  We may deliver only one annual report and information statement to multiple stockholders sharing an address, unless we receive notice from the instructions to the contrary from those stockholders. We will deliver separate copies of the information statement and annual report to each stockholder sharing a common address if they notify us that they wish to receive separate copies.  If you wish to receive a separate copy of the information statement or annual report, you may contact us by telephone at (510) 521-3390, or by mail at 1301 Harbor Bay Parkway, Suite 100, Alameda, California 94502; Attention Secretary. You may also contact us at the above phone number or address if you are presently receiving multiple copies of the information statement and annual report but would prefer to receive a single copy instead.

By Order of the Board of Directors,

Judith Segall
Vice President and Secretary

June 24, 2014

HOW TO ATTEND THE ANNUAL MEETING

If you are a “stockholder of record” (meaning that you have a stock certificate registered in your own name), your name will appear on our stockholder list. You will be admitted to the Meeting upon showing your stock certificate or identification satisfactory to us that you are a stockholder of record or are a duly authorized representative or proxy of a stockholder of record.